Exhibit 10.1
AMENDMENT NO. 2 TO
RIGHTS AGREEMENT
BETWEEN THE CORPORATION AND
AMERICAN STOCK TRANSFER &
TRUST COMPANY, AS RIGHTS AGENT
RECITALS
     A. Express Scripts, Inc. (the “Company”) is a party to that certain Rights Agreement, dated as of July 25, 2001, between the Corporation and American Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 dated as of May 25, 2005 (the “Rights Agreement”).
     B. Pursuant to Section 27 of the Rights Agreement, the Company has the right to supplement or amend certain provisions of the Rights Agreement.
     C. On December 18, 2009 (the “Approval Date”), the Board of Directors of the Company approved this Amendment to the Rights Agreement as set forth below.
AMENDMENT
1. The form of Certificate of Designations of Series A Junior Participating Preferred Stock of Express Scripts, Inc. (the “Series A Certificate of Designations”) attached as Exhibit A to the Rights Agreement be, and it hereby is, amended by deleting Section 10 of the Series A Certificate of Designations in its entirety and replacing it with the following:
Section 10. Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then the holders of the Series A Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.
2. Except as otherwise provided in this Amendment, the terms and conditions of the Rights Agreement shall remain in full force and effect.
Certified as of this 18th day of December, 2009.

/s/ George Paz
George Paz
Chief Executive Officer